HERITAGE BANCORP, INC.
                         OUTSIDE DIRECTORS STOCK OPTION

     THIS OUTSIDE DIRECTORS STOCK OPTION entered into as of the 23rd day of September, 1998, by and between HERITAGE BANCORP, INC., a Virginia corporation (hereinafter referred to as "HBI") and _________________________________________
____________ , a Director of HBI (hereinafter referred to as "the Director").

     WHEREAS, the Stockholders and the Board of Directors of The Heritage Bank (the "Bank") determined that it was in the best interest of the Bank to establish an Outside Directors Stock Option Plan (the "Plan"), the obligations of which Plan have been fully assumed by HBI, the sole shareholder of capital stock in the Bank. Under the terms of the Plan certain Directors of HBI may be granted the option to acquire shares of common stock in HBI (the "Stock Option"); and

     WHEREAS, it was determined by the Stock Option Committee (the "Stock Option Committee") appointed by the Board of Directors of HBI (the "Board of Directors") and ratified by the Board of Directors that such stock should be sold to the Director, upon exercise of the Stock Option, at a price no less than fair market value of the stock on the declaration date (such amount being the "Option Price"); and

     WHEREAS, the Stock Option Committee has determined, and the Board of Directors has ratified such determination, that the Option Price should properly be established at Three and 87 1/2/100 Dollars ($3.875) per share; and

     WHEREAS, the Director shall be granted this Stock Option to acquire ___ ___________ (_______)shares of common stock of HBI; and

     WHEREAS, the Director has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of a prospective investor in HBI's stock and has acquired extensive knowledge of the operations of HBI by virtue of the Director's position as a member of the Board of Directors of the Bank and, upon exercise of the Stock Option, will acquire the stock in the Bank for investment purposes and not for speculation.

                              W I T N E S S E T H :

     THAT FOR AND IN CONSIDERATION of the foregoing and the mutual covenants hereinafter contained and other good and




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valuable consideration, the parties hereto agree as follows:



         1.       OPTION GRANT.

                  HBI grants to the Director a Stock Option to purchase ( ) shares of the common stock of HBI at a price of Three and 87 1/2/100 Dollars ($3.875) per share, which HBI and the Board of Directors deem to be fair value for such stock.

         2.       TERM OF OPTION.

                  The right to exercise this Stock Option shall continue for ten
(10) years following the effective date hereof as defined in Section 8 hereof, unless the Director resigns or is removed from the Board of Directors, as defined in the Bank's Plan assumed by HBI, in which case this Stock Option shall expire sixty (60) days following his or her departure from the Board of Directors.

         3.       NON-ASSIGNABILITY OF THIS OPTION.

                  This Stock Option shall not be sold, pledged, assigned, hypothecated, transferred or disposed of by the Director during the Director's lifetime, provided however, should the Director die during the period within which this Stock Option may be exercised, it may be exercised by the Director's duly qualified personal representative, heirs or distributees within the sixty
(60) days next following the Director's death.

         4.       EXERCISE OF OPTION.

                  The Stock Option shall be deemed to have been exercised by the Director upon delivery to HBI of written notice thereof, together with payment in full in cleared funds for the stock to be acquired, by certified mail, postage prepaid, addressed to HBI or by hand-delivery of such notice and payment to the President of HBI.

         5.       DELIVERY OF SHARES.

                  Upon the exercise of the Stock Option and the tender to HBI of the purchase price for the full________________________(___________) shares of stock, HBI shall deliver to the Director a stock certificate reflecting the stock in HBI for which the Stock Option was exercised.

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         6.       TERMS OF THE PLAN.

                  This Option is granted in accordance with the Plan and the provisions of the Plan are incorporated herein by reference. A copy of the Plan can be obtained from the Office of the President of HBI.

         7.       SUCCESSORS AND ASSIGNS.

                  All terms of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by or against, the respective legal representatives, successors and assigns of HBI.

         8.       EFFECTIVE DATE.

                  The  Effective  Date of this  Agreement  shall be October  23,
1998.

         9.       GOVERNING LAW.

                  This Agreement is intended to be performed in the Commonwealth of Virginia and shall be construed and enforced in accordance with the laws of the Commonwealth.

         IN WITNESS whereof the parties have duly executed this Agreement.

                                    HBI:

Date:                               HERITAGE BANCORP, INC.
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                                    By:
                                    -------------------------

                                    DIRECTOR:

Date:
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